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                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made effective as of 26 March 1999 between W-H ENERGY SERVICES, INC,. a Texas corporation (hereinafter called the "Company" or "W-H") and Jeffrey Tepera (hereinafter called the "Employee").

         WHEREAS, the parties hereto desire to enter into a contract to provide for the employment of Employee by the Company;


         NOW, THEREFORE, the parties hereto mutually agree as follows:

         1. The Company hereby employs the Employee and the Employee hereby agrees to serve the Company as Vice President and Treasurer or in such other capacity as may be mutually agreed. Employee agrees to devote his full time, energy and ability to his duties hereunder.

         2. The employment of the Employee shall continue from the date hereof for a period ending in three (3) years and shall be automatically renewed for an additional three (3) year term expiring on 26 March 2005, unless the Company notifies Employee in writing on or before 25 January 2002 of the Company's election not to renew this Employment Agreement or Employee notifies the Company in writing on or before 25 January 2002 of Employee's election not to renew this Employment Agreement.

         3. The Company shall pay to the Employee during the term of his employment, a salary at the annual rate of $85,000 payable in accordance with the Company's usual payroll practices, plus $7,800 car allowance and other benefits and incentive compensation opportunities based on the Company's and the Employee's performance as shall be established by the Company. Employee's salary will be reviewed annually by the Company's President for possible increases based on Employee's performance.

         4. In the event of Employee's death or permanent disability, which disability in the opinion of a physician selected by the Company renders him totally incapable of performing the services contemplated under his Employment Agreement, while in the employ of the Company, in addition to the other provisions of this Employment Agreement, the Company shall pay to Employee or the Estate of the Employee, as the case may be, the base compensation which would otherwise be payable to Employee hereunder for a period of two (2) months after such permanent disability or death occurs. The Employee is entitled to obtain a second opinion, at the Company's cost, regarding his disability. If the physician chosen by the Employee disagrees with the Company physician, the Parties will obtain the opinion of a physician mutually agreeable to the first two physicians, whose opinion will decide whether the Employee is totally disabled and unable to perform under this Agreement.

         5. In the event Employee voluntarily terminates his employment hereunder, Employee shall be entitled to receive only his salary to the date of such termination and shall not be entitled to receive any incentive compensation he might otherwise have been entitled to receive hereunder.

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6.       Except as provided in paragraph 7 hereunder, in the event Employee's employment is terminated by the Company, Employee shall be entitled to receive his salary for one (1) year, however, Employee shall not be entitled to receive any incentive compensation he might otherwise have been entitled to receive hereunder.

7. The Company shall deem any of the following events as cause for the termination of this Employment Agreement:

         (a) Proven dishonesty by Employee or misappropriation of funds or property of the Company by Employee;

         (b) Willful breach by Employee of his duties hereunder; or

         (c) Conduct on the part of Employee which would be materially adverse to the interest of the Company.

         In the event of termination of Employee's employment hereunder for cause, Employee shall be entitled to receive only his salary to the date of such termination and shall not be entitled to receive any incentive compensation he might otherwise have been entitled to receive hereunder.

8. The Employee shall not at any time hereafter divulge or disclose to any person, firm or company, or make use of any confidential or other information which constitutes special or exclusive knowledge connected with the business or operations of the Company or with any of its dealings, transactions or affairs and which he may acquire during the period of this Employment Agreement.

9. During the term of this Employment Agreement, Employee shall be entitled to reimbursement of all reasonable out-of-pocket expenses incurred on behalf of the Company by reason of his employment and to participate in the same employee benefits as all other employees of the Company, consistent with past practices.

10. Employee agrees that for a period of one (1) year from the date of the voluntary termination of this Employment Agreement or one (1) year from the date of the involuntary termination pursuant to Paragraph 6 above if such involuntary termination occurs on or before the first anniversary of this Employment Agreement, he will not be employed by or associated with or own any entity which is engaged in Company businesses, provided, however, the Employee may hold as an investment up to 2% of the outstanding shares of any publicly held corporation engaged in such competitive activities.

11. The rights and benefits of the Employee under this Employment Agreement may not be assigned by the Employee.

12. This Employment Agreement shall be deemed to have been executed in, governed by and construed in accordance with the laws of the State of Texas.